Exhibit 99.1

Misonix Contact:	Investor Relations Contact:
Richard Zaremba Chief Financial Officer 631-694-9555 invest@misonix.com	Jordan M. Darrow Darrow Associates, Inc. 631-367-1866 jdarrow@optonline.net

Misonix Reports Increased Revenues for the Second Fiscal Quarter and Six Months Ended December 31, 2004

FARMINGDALE, N.Y., January 27, 2005 Misonix, Inc. (NASDAQ NM: MSON), a developer of ultrasonic medical device technology for the treatment of cancer and other healthcare purposes, today reported strong financial results for the three and six months ended December 31, 2004, driven by increased demand in both of the Company’s operating segments. Financial and operating highlights include:

•	Revenues for the six months ended December 31, 2004 increased 18% over the same period in fiscal 2004
•	Medical device product revenues increased 20% and laboratory and scientific product revenues grew 16% in the first half of fiscal 2005 compared to the same period of 2004
•	Traction in prostate cancer treatment product - Sonablate 500 (“SB500”)
•	Successful completion of more than 150 procedures to date in Europe using SB500
•	SB500 prostate cancer treatment conference in Brussels
•	Signed new distribution agreement in the UK for distribution of SB500
•	Successful completion of a clinical trial in Italy for wound debridement product
•	Impressive clinical trials for wound debridement product in US, with clinicals expected for completion in February 2005

Fiscal 2005 Second Quarter Results

Revenues for the three months ended December 31, 2004 were $10.6 million, a 14% increase compared with revenues of $9.3 million for the same period in fiscal 2004. Medical device product revenues increased 12% to $5.7 million, and laboratory and scientific product revenues increased 18% to $4.9 million. The increase in medical device product revenues was attributed to a 17% increase in diagnostic medical device product revenues to $2.6 million and an 8% increase in therapeutic medical device product revenues to $3.1 million. The increase in laboratory and scientific product revenues was mainly attributable to a 57% increase in sales of ductless fume enclosures and related products, a 124% increase in sales of wet scrubber products, and a 6% increase in sales of Labcaire products, primarily the endoscopic cleaning and disinfecting units.

Gross profit for the three months ended December 31, 2004 increased 12% to $4.4 million as a result of increased revenues over the same period in fiscal 2004. The gross profit as a percentage of revenue for the three months ended December 31, 2004 was 41.8%, compared with 42.8% for the same period in fiscal 2004. The decline in gross profit as a percentage of revenue was mainly attributable to the increase in laboratory and scientific product revenues, which traditionally carry lower gross profit margins.

While maintaining an acceptable level of profitability in the current reporting period, management of Misonix has implemented strategic initiatives to provide the foundation for future growth in what is expected to be high margin medical device product sales leveraging the Company’s work in ultrasonic technology. To this end, the Company continues to invest in growing its businesses in Europe and efforts toward the completion of a product to treat kidney cancer, which is reflected in the increased spending in the fiscal 2005 second quarter. Sales and marketing expenses increased by 33% and research and development (R&D) expenses increased by 53% in the second quarter of fiscal 2005 as compared to the same period in the prior year.

With higher gross profits in the current period offset by increased spending for sales and R&D, the Company recorded net income for the second fiscal quarter of 2005 of $178,000 or $.03 per fully diluted share, compared with net income of $389,000 or $.06 per fully diluted share for the same period in fiscal 2004.

Heavier spending in sales and marketing resulted in the Company reporting a backlog of unfilled orders as of December 31, 2004 of $10.3 million, a 37% increase when compared to $7.5 million as of September 30, 2004. Medical device product backlog was $6.5 million and laboratory and scientific product backlog was $3.8 million.

Fiscal 2005 First Half Results

Revenues for the six months ended December 31, 2004 were $21.1 million, an 18% increase when compared with revenues of $17.9 million for the same period in fiscal 2004. Medical device product revenues increased 20% to $11.6 million and laboratory and scientific product revenues increased 16% to $9.5 million. The Company recorded net income for the six months ended December 31, 2004 of $595,000 or $.09 per fully diluted share, compared with net income of $783,000 or $.12 per fully diluted share for the same period in fiscal 2004.

Commenting on Misonix’s financial and operating results, Michael A. McManus, Jr., President and Chief Executive Officer, said “We are pleased to see continued revenue growth across all of our operations. The time and effort we have placed on new market development and opportunities for laboratory and scientific products have resulted in a 16% increase in this segment’s revenue.”

“The medical device business continues to be the largest revenue generator for Misonix and our fastest growth area. We plan on supporting this growth by our continued investments in R&D efforts as well as building a larger sales capability. During our second fiscal quarter we continued our spending on a European sales team, the support of clinical work in Europe, the development and start of clinical work on our product using HIFU technology to ablate kidney cancer and the completion of new product testing. These efforts represent opportunities for the increased growth for the Company and the reinforcement of the importance of ultrasonic medical devices, particularly for the treatment of cancer in a variety of body sites.”

Outlook for Growth to Capitalize on Medical Devices

Mr. McManus, commenting on the Company’s growth outlook, added “We continue to grow our business in Europe as distributor of the SB500 for prostate cancer. Progress is being made with the addition of new distribution channels and expansion of our direct sales activities. The number of machines sold in Europe is increasing with our entry into the UK, which broadens our market coverage that principally had been on the continent in Germany, Italy and Austria. We were very pleased with the quality and quantity of attendees at our recent conference in Brussels. In attendance was a cross section of both doctors and distributors from the countries we presently serve and potential targeted markets. The conference included a review of clinical outcomes for the SB500 and a live demonstration. We have been following-up on contacts from the conference for new sales and the feedback has been encouraging.”

“Our sales network in Europe has also provided us a base for the direct sales of our neuro aspirator. Over time we expect that our association with doctors and distributors will be a valuable asset in the direct sales of other new products. We continue to work on new products utilizing our unique ultrasonic technology. Specifically, the increase in research and development spending has been focused on HIFU technology, among other areas. With a powerful pipeline of products and the strengthening of our sales and distribution network, we are excited about the long-term growth opportunities for Misonix. In the near term, we are confident in achieving the levels of growth that had previously been disclosed.”

With respect to fiscal 2005 guidance, the Company expects to increase revenues by 10%-15% and earnings per share by 25%-30%.

Misonix develops, manufactures, and/or markets medical, scientific and industrial ultrasonic and air pollution systems and maintains a minority equity position in Focus Surgery as its exclusive manufacturer of the Sonablate 500.

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Forward Looking Statements: Statements in this news release looking forward in time are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, uncertainties as a result of research and development, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, regulatory risks including approval of pending and/or contemplated 510K filings, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K.

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(Tables to follow)

MISONIX, INC.
Consolidated Balance Sheets

	Unaudited	Audited
	December 31, 2004	June 30, 2004
Assets
Current Assets:
Cash and cash equivalents	$3,585,660	$4,839,866
Accounts receivable, net of allowance
for doubtful accounts of $387,604 and
$451,016, respectively	8,242,679	7,601,693
Inventories	12,148,091	10,944,572
Deferred income taxes	698,405	645,381
Prepaid expenses and other current assets	812,973	1,114,546
Total current assets	25,487,808	25,146,058

Property, plant and equipment, net	4,198,245	3,892,920
Deferred income taxes	381,376	412,201
Goodwill	4,473,713	4,473,713
Other assets	369,636	316,220
Total assets	$34,910,778	$34,241,112

Liabilities and stockholders' equity
Current liabilities:
Revolving credit facilities	1,374,165	1,373,681
Accounts payable	4,220,668	4,507,476
Accrued expenses and other current liabilities	1,756,015	1,857,097
Income tax payable	75,033	107,282
Current maturities of long-term debt and capital
lease obligations	384,497	302,932
Total current liabilities	7,810,378	8,148,468

Long-term debt and capital lease obligations	1,440,936	1,264,480

Deferred income	618,149	769,033

Minority interest	343,201	315,955

Stockholders' equity:
Capital stock, $0.01 par - shares authorized 10,000,000; 6,871,253 and
6,816,253 issued and 6,793,453 and 6,738,453 outstanding, respectively	68,713	68,163
Additional paid-in capital	23,301,202	23,116,602
Retained earnings	1,260,064	665,461
Treasury stock, 77,800 shares	(412,424)	(412,424)
Accumulated other comprehensive income	480,559	305,374
Total stockholders' equity	24,698,114	23,743,176

Total liabilities and stockholders' equity	$34,910,778	$34,241,112

MISONIX, INC.
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net sales	$10,637,212	$9,296,109	$21,137,278	$17,916,007

Cost of goods sold	6,190,554	5,317,891	12,279,880	10,272,094

Gross profit	4,446,658	3,978,218	8,857,398	7,643,913

Selling expenses	1,491,506	1,121,959	2,931,315	2,078,492
General and administrative expenses	2,001,231	1,834,278	3,742,125	3,890,046
Research and development expenses	880,190	575,166	1,621,958	1,063,646

Total operating expenses	4,372,927	3,531,403	8,295,398	7,032,184

Income from operations	73,731	446,815	562,000	611,729

Total other income	150,554	246,066	353,893	758,015

Income before minority interest and
income taxes	224,285	692,881	915,893	1,369,744

Minority interest in net income of
consolidated subsidiaries	11,807	14,125	27,246	28,151

Income before income taxes	212,478	678,756	888,647	1,341,593

Income tax expense	34,142	289,470	294,044	558,565

Net income	$178,336	$389,286	$594,603	$783,028

Net income per share-basic	$0.03	$0.06	$0.09	$0.12

Net income per share-diluted	$0.03	$0.06	$0.09	$0.12

Weighted average common shares-basic	6,773,953	6,655,865	6,757,870	6,655,865

Weighted average common shares-diluted	6,948,470	6,732,540	6,954,005	6,729,060